Banc of California, Inc. Reports Fourth Quarter Diluted Earnings per Share of $0.42, Up 11% Quarter over Quarter; Full Year Diluted Earnings per Share of $1.17, Significant Growth Year over Year
Company Release – 1/21/2026

Quarter Highlights

$0.42 Earnings Per Share	$19.56 Book Value Per Share $17.51 Tangible Book Value Per Share(1)	15% Loan Annualized Growth	11% Noninterest-bearing Deposits Annualized Growth
LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California” or the “Company”), the parent company of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the fourth quarter and year ended December 31, 2025. The Company reported net earnings available to common and equivalent stockholders of $67.4 million, or $0.42 per diluted common share, for the fourth quarter of 2025, compared to $59.7 million, or $0.38 per diluted common share for the third quarter of 2025. For the full year 2025, net earnings available to common and equivalent stockholders of $189.2 million, or $1.17 per diluted common share, compared to $87.1 million, or $0.52 per diluted common share for the full year 2024. On an adjusted basis, net earnings available to common and equivalent stockholders of $218.2 million, or $1.35 per diluted common share, compared to $135.4 million, or $0.80 per diluted common share for the full year 2024.(1)
Fourth Quarter and Full Year 2025 Financial Highlights:
•Total loans and leases of $25.2 billion increased by 15% for the quarter annualized and 6% year over year.
•Fourth quarter loan production and disbursements totaled $2.7 billion with a weighted average interest rate on production of 6.83%, and heavily concentrated toward the end of the quarter. Full year loan production and disbursements of $9.6 billion, up 31% year over year.
•Noninterest-bearing deposits of $7.8 billion increased by 11% annualized from 3Q25, representing 28% of total deposits.
•Net interest margin of 3.20% for the quarter, and 3.15% for the year reflecting a 30 basis point expansion year over year, driven by improved funding mix and lower deposit costs. Late fourth quarter loan production will have a full quarter benefit to net interest income in 1Q26.
•Total revenue of $292.9 million increased over 2% and pre-tax pre-provision income(1) of $112.3 million increased 10% from 3Q25 reflecting improved operating leverage.
•Noninterest expenses of $180.6 million decreased by $5.0 million from 3Q25 contributing to an efficiency ratio(1) decrease to 59.35% from 62.05% in 3Q25.
•Credit quality metrics stable with quarter-over-quarter reductions in nonperforming, criticized, and special mention loans and leases, as a percentage of total loans and leases held for investment, of 8 basis points, 24 basis points, and 27 basis points, respectively. On a year-over-year basis, there were reductions in nonperforming, criticized, and special mention loans and leases, as a percentage of total loans and leases held for investment, of 16 basis points, 195 basis points, and 278 basis points, respectively.
•Stable capital ratios(2) well above the regulatory thresholds for "well capitalized" banks, including an estimated 12.34% Tier 1 capital ratio and 10.01% CET 1 capital ratio and continued growth in book value per share to $19.56, up 2% vs 3Q25, and tangible book value per share(1) to $17.51, up 3% vs 3Q25.
(1)Non-GAAP measure; refer to section 'Non-GAAP Measures'
(2)Capital ratios for December 31, 2025 are preliminary

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Jared Wolff, Chairman & CEO of Banc of California, commented, “Our fourth quarter results capped a year of strong execution, reflect the continued momentum of our core earnings engine, and validate our ongoing business strategy. During the quarter we delivered double-digit annualized loan and noninterest-bearing deposit growth, and achieved double-digit return on average tangible common equity, all while maintaining disciplined expense management and stable credit quality. These results underscore the strength of our franchise and our ability to consistently deliver profitable growth.”

Mr. Wolff continued, “Throughout 2025, we made significant progress scaling our franchise, strengthening our balance sheet, and improving our core profitability drivers. We grew operating leverage, improved credit metrics, and delivered a meaningful increase in tangible book value per share while opportunistically returning capital to shareholders. As we look ahead into 2026, we believe we are well positioned to continue building on this momentum. Our fourth quarter loan growth came later in the quarter, which should provide a tailwind for the first quarter 2026. With our strong market position, talented teams, and continued execution, we expect 2026 to be another strong year for Banc of California.”

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INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Summary Income Statement	2025	2025	2024	2025	2024
	(In thousands)
Total interest income	$416,948	$432,541	$424,519	$1,676,653	$1,812,705
Total interest expense	165,586	179,097	189,234	699,267	886,655
Net interest income	251,362	253,444	235,285	977,386	926,050
Provision for credit losses	12,500	9,700	12,801	70,600	42,801
Gain (loss) on sale of loans	18	(374)	20	(115)	645
Loss on sale of securities	—	—	(454)	—	(60,400)
Other noninterest income	41,553	34,659	29,423	142,254	136,900
Total noninterest income	41,571	34,285	28,989	142,139	77,145
Total revenue	292,933	287,729	264,274	1,119,525	1,003,195
Acquisition, integration and
reorganization costs	—	—	(1,023)	—	(14,183)
Other noninterest expense	180,644	185,684	182,393	735,850	805,923
Total noninterest expense	180,644	185,684	181,370	735,850	791,740
Earnings before income taxes	99,789	92,345	70,103	313,075	168,654
Income tax expense	22,398	22,716	13,184	84,102	41,766
Net earnings	77,391	69,629	56,919	228,973	126,888
Preferred stock dividends	9,947	9,947	9,947	39,788	39,788
Net earnings available to common
and equivalent stockholders	$67,444	$59,682	$46,972	$189,185	$87,100

Diluted earnings per share	$0.42	$0.38	$0.28	$1.17	$0.52
Net Interest Income and Margin
Fourth Quarter of 2025 Compared to Third Quarter of 2025
Net interest income decreased by $2.1 million to $251.4 million for the fourth quarter from $253.4 million for the third quarter, attributable primarily to the following:
•A decrease of $13.5 million in interest income from loans due primarily to a lower average yield attributable to federal funds rate cuts of 25 basis points in September 2025 and 50 basis points in the fourth quarter and to lower net loan discount accretion.
•A decrease of $3.4 million in interest income from deposits in financial institutions driven mainly by lower interest rates and lower average balances.
This was offset partially by:
•A decrease of $13.2 million in interest expense on deposits due primarily to lower interest rates attributable to the federal funds rate cuts described above.
The net interest margin was 3.20% for the fourth quarter, down 2 basis points from 3.22% for the third quarter primarily driven by a lower average yield on interest-earning assets, offset partially by a lower average total cost of funds. The average yield on interest-earning assets decreased to 5.31% from 5.50%, as a result of a 22 basis point decrease in the average yield on loans and leases to 5.83%. The average total cost of funds decreased to 2.20% from 2.37%, as a result of a 19 basis point decrease in the average total cost of deposits to 1.89%, and a 2 basis points decrease in the average cost of borrowings to 4.74%.
Average total deposits decreased by $75.9 million, with a $202.0 million decrease in average interest-bearing deposits, offset partially by a $126.2 million increase in average noninterest-bearing deposits. Average noninterest-bearing deposits represented 28.7% of average total deposits in the fourth quarter, up from 28.2% in the third quarter.

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	Three Months Ended						Increase (Decrease)
	December 31, 2025			September 30, 2025			QoQ
Summary		Interest	Average		Interest	Average		Average
Average Balance	Average	Income/	Yield/	Average	Income/	Yield/	Average	Yield/
and Yield/Cost Data	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Cost
	(Dollars in thousands)
Assets:
Loans and leases(1)	$24,443,089	$359,268	5.83%	$24,458,255	$372,723	6.05%	$(15,166)	(0.22)%
Investment securities	4,891,281	39,557	3.21%	4,782,070	38,291	3.18%	109,211	0.03%
Deposits in financial institutions	1,834,773	18,123	3.92%	1,958,011	21,527	4.36%	(123,238)	(0.44)%
Total interest-earning assets	$31,169,143	$416,948	5.31%	$31,198,336	$432,541	5.50%	$(29,193)	(0.19)%

Liabilities:
Noninterest-bearing demand
deposits	$7,809,326			$7,683,136			$126,190
Total interest-bearing deposits	19,406,865	$129,896	2.66%	19,608,906	$143,074	2.89%	(202,041)	(0.23)%
Total deposits	$27,216,191	129,896	1.89%	$27,292,042	143,074	2.08%	$(75,851)	(0.19)%

Total interest-bearing liabilities	$22,020,144	$165,586	2.98%	$22,264,293	$179,097	3.19%	$(244,149)	(0.21)%

Net interest income(1)		$251,362			$253,444
Net interest margin			3.20%			3.22%		(0.02)%

Total funds(2)	$29,829,470	$165,586	2.20%	$29,947,429	$179,097	2.37%	$(117,959)	(0.17)%
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(1) Includes net loan discount accretion of $12.7 million and $19.3 million for the three months ended December 31, 2025 and September 30, 2025.
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

Full Year 2025 vs Full Year 2024
Net interest income increased by $51.3 million to $977.4 million for the year ended December 31, 2025 from $926.1 million for the year ended December 31, 2024 attributable primarily to the following:
•A decrease of $157.5 million in interest expense on deposits due primarily to lower interest paid on interest-bearing deposits as a result of deposit rate repricing driven by the federal funds rate cuts of 100 basis points in the second half of 2024 and 75 basis points in the second half of 2025 and lower average balances including the paydown of brokered deposits.
•A decrease of $25.6 million in interest expense on borrowings driven by lower average balances resulting from the payoff of higher-cost borrowings in 2024, which were partially replaced with lower-cost long-term FHLB advances and lower market interest rates.
•An increase of $12.5 million in interest income from investment securities reflecting the benefits from 2024 balance sheet repositioning actions and reinvestment in higher-yield securities.
This was offset partially by:
•A decrease of $87.4 million in interest income from deposits in financial institutions driven by lower balances, as we maintained a lower cash target level and lower market interest rates.
•A decrease of $61.1 million in interest income from loans due primarily to lower market interest rates reflective of federal funds rate cuts, lower average balances attributable mainly to our July 2024 sale of $1.95 billion of Civic loans, and by lower net loan discount accretion income.
The net interest margin was 3.15% for the year ended December 31, 2025, up 30 basis points from 2.85% for the year ended December 31, 2024. The year-over-year improvement was primarily driven by a 49 basis point decrease in the average total cost of funds to 2.35%, offset partially by an 18 basis point decrease in the average yield on interest-earning assets to 5.40%.

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The average total cost of funds decreased by 49 basis points to 2.35%, driven mainly by lower market interest rates. The average cost of deposits declined by 47 basis points to 2.05%, reflecting the impact of federal funds rate cuts in the second half of 2024 and second half of 2025. Average total deposits decreased by $1.2 billion year over year, including a $1.1 billion reduction in average interest-bearing deposits and a $132.0 million decrease in average noninterest-bearing deposits. Despite this decline, average noninterest-bearing deposits represented 28.3% of average total deposits for the year ended December 31, 2025, up from 27.5% for the comparable period in 2024. The average cost of borrowings also decreased by 76 basis points to 4.92%, reflecting the paydown of higher-cost borrowings in the prior year and their replacement with lower-cost long-term FHLB advances.
The average yield on interest-earning assets declined by 18 basis points to 5.40%, due primarily to an 18 basis point decline in the average yield on loans and leases.

	Year Ended						Increase (Decrease)
	December 31, 2025			December 31, 2024			YoY
Summary		Interest	Average		Interest	Average		Average
Average Balance	Average	Income/	Yield/	Average	Income/	Yield/	Average	Yield/
and Yield/Cost Data	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Cost
	(Dollars in thousands)
Assets:
Loans and leases(1)	$24,300,808	$1,440,397	5.93%	$24,569,650	$1,501,534	6.11%	$(268,842)	(0.18)%
Investment securities	4,782,267	153,326	3.21%	4,686,615	140,794	3.00%	95,652	0.21%
Deposits in financial institutions	1,937,775	82,930	4.28%	3,226,658	170,377	5.28%	(1,288,883)	(1.00)%
Total interest-earning assets	$31,020,850	$1,676,653	5.40%	$32,482,923	$1,812,705	5.58%	$(1,462,073)	(0.18)%

Liabilities:
Noninterest-bearing demand
deposits	$7,698,015			$7,829,976			$(131,961)
Total interest-bearing deposits	19,486,610	$558,440	2.87%	20,599,820	$715,984	3.48%	(1,113,210)	(0.61)%
Total deposits	$27,184,625	558,440	2.05%	$28,429,796	715,984	2.52%	$(1,245,171)	(0.47)%

Total interest-bearing liabilities	$22,033,788	$699,267	3.17%	$23,378,167	$886,655	3.79%	$(1,344,379)	(0.62)%

Net interest income(1)		$977,386			$926,050
Net interest margin			3.15%			2.85%		0.30%

Total funds(2)	$29,731,803	$699,267	2.35%	$31,208,143	$886,655	2.84%	$(1,476,340)	(0.49)%
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(1) Includes net loan discount accretion of $64.2 million and $88.0 million for the year ended December 31, 2025 and 2024.
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

Provision For Credit Losses
Fourth Quarter of 2025 Compared to Third Quarter of 2025
The provision for credit losses was $12.5 million for the fourth quarter compared to $9.7 million for the third quarter. The fourth quarter provision included a provision for loan losses of $7.8 million and a $4.7 million provision for unfunded loan commitments.
The fourth quarter provision for loan losses and unfunded loan commitments was primarily driven by changes in loan risk ratings including specific reserves, and higher loan balances and unfunded commitments, offset partially by lower qualitative reserves.

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The third quarter provision included an $8.7 million provision for loan losses and a $1.0 million provision for unfunded loan commitments.
The third quarter provision for loan losses and unfunded loan commitments reflected changes in loan risk ratings, new originations, changes in the macroeconomic outlook, and higher unfunded commitments, partially offset by net recoveries and a lower qualitative reserve driven by lower balances in commercial real estate loans secured by office properties.
Full Year 2025 vs Full Year 2024
The provision for credit losses was $70.6 million for the year ended December 31, 2025, compared to $42.8 million for the year ended December 31, 2024. The provision for 2025 included a provision for loan losses of $64.8 million and a provision for unfunded loan commitments of $5.9 million.
The provision for 2025 included $26.3 million related to loans transferred to HFS in the second quarter of 2025 in connection with a strategic loan sale. The remaining increase in the provision for loan losses and unfunded loan commitments was primarily driven by net charge-off activity experienced in the first half of the year, with additional impacts from changes in loan risk ratings, and higher unfunded commitments. These were offset partially by lower qualitative reserves, lower specific reserves, and a favorable shift in the portfolio mix due to growth in loan segments with lower expected credit losses.
The provision for loan losses and unfunded loan commitments for 2024 primarily included a $43.5 million provision for loan losses and a $0.5 million reversal of the provision for unfunded loan commitments. The provision for 2024 was driven mainly by net charge-off activity during the year.
Noninterest Income
Fourth Quarter of 2025 Compared to Third Quarter of 2025
Noninterest income increased by $7.3 million to $41.6 million for the fourth quarter from $34.3 million for the third quarter due mainly to a $6.1 million increase in leased equipment income and a $1.2 million increase in dividends and gains on equity investments. The increase in leased equipment income was due mainly to higher gains on early lease terminations. The increase in dividends and gains on equity investments was primarily related to higher fair value gains on Small Business Investment Company investments.
Full Year 2025 vs Full Year 2024
Noninterest income increased by $65.0 million to $142.1 million for the year ended December 31, 2025 from $77.1 million for the year ended December 31, 2024. The prior year period included a $59.9 million loss on the sale of $742 million of securities executed as part of a balance sheet repositioning initiative.

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Noninterest Expense
Fourth Quarter of 2025 Compared to Third Quarter of 2025
Noninterest expense decreased by $5.0 million to $180.6 million for the fourth quarter from $185.7 million for the third quarter due mainly to decreases of $3.0 million in compensation expense and $1.9 million in insurance and assessments expense. The compensation expense decrease was mainly driven by lower incentive and equity compensation and lower payroll taxes. Insurance and assessments expense declined primarily due to a lower FDIC quarterly assessment and adjustments related to the FDIC special assessment.
Full Year 2025 vs Full Year 2024
Noninterest expense decreased by $55.9 million to $735.9 million for the year ended December 31, 2025 due mainly to decreases of $38.0 million in insurance and assessments expense, $24.0 million in customer related expenses, and $7.4 million in occupancy expense, offset partially by $14.2 million in acquisition, integration and reorganization costs from 2024 that did not recur. Insurance and assessments expense decreased due primarily to incremental FDIC special assessments recorded in 2024, which reflected higher assessment rates. Customer related expense decreased due to lower earnings credit rate expenses, driven by the lower federal funds rate. Occupancy expense decreased as a result of cost savings from branch consolidations following the PacWest Bancorp merger. Acquisition, integration and reorganization costs of $14.2 million in 2024 reflected adjustments to the merger-related accruals, as actual expenses were lower than previously estimated.
Income Taxes
Fourth Quarter of 2025 Compared to Third Quarter of 2025
Income tax expense of $22.4 million was recorded for the fourth quarter resulting in an effective tax rate of 22.4% compared to income tax expense of $22.7 million and an effective tax rate of 24.6% for the third quarter.
Full Year 2025 vs Full Year 2024
Income tax expense of $84.1 million was recorded for the year ended December 31, 2025, resulting in an effective tax rate of 26.9% compared to income tax expense of $41.8 million and an effective tax rate of 24.8% for the comparable period in 2024. The higher 2025 effective tax rate was due primarily to a one-time non-cash tax expense DTA revaluation recorded in the second quarter of 2025 related to the California state tax changes passed as part of the 2025 California budget enacted on June 30, 2025 and effective retroactively to January 1, 2025.

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BALANCE SHEET HIGHLIGHTS

	December 31,	September 30,	December 31,	Increase (Decrease)
Selected Balance Sheet Items	2025	2025	2024	QoQ	YoY
	(In thousands)
Cash and cash equivalents	$2,307,965	$2,398,265	$2,502,212	$(90,300)	$(194,247)
Securities available-for-sale	2,454,058	2,426,734	2,246,839	27,324	207,219
Securities held-to-maturity	2,308,636	2,303,657	2,306,149	4,979	2,487
Loans held for sale	182,936	211,454	26,331	(28,518)	156,605
Loans and leases held for investment	25,032,679	24,110,642	23,781,663	922,037	1,251,016
Total loans and leases	25,215,615	24,322,096	23,807,994	893,519	1,407,621
Total assets	34,797,442	34,012,965	33,542,864	784,477	1,254,578

Noninterest-bearing deposits	$7,822,787	$7,603,748	$7,719,913	$219,039	$102,874
Total deposits	27,843,357	27,184,765	27,191,909	658,592	651,448
Borrowings	2,063,819	2,005,022	1,391,814	58,797	672,005
Total liabilities	31,256,165	30,546,226	30,042,915	709,939	1,213,250
Total stockholders' equity	3,541,277	3,466,739	3,499,949	74,538	41,328
Securities
Securities available-for-sale ("AFS") increased by $27.3 million during the fourth quarter to $2.5 billion at December 31, 2025. The increase was primarily driven by $160.9 million of purchases and a $15.7 million increase in the fair value of AFS securities, offset partially by $118.6 million of principal paydowns, $29.3 million of maturities, and $1.4 million of net amortization. As of December 31, 2025, AFS securities had aggregate unrealized net after-tax losses in accumulated other comprehensive income (loss) ("AOCI") of $136.6 million, down from $147.9 million at September 30, 2025. AFS securities recorded lower unrealized net losses quarter over quarter, driven by a slight decline in interest rates, which positively impacted fair values.
The balance of securities held-to-maturity ("HTM") increased by $5.0 million in the fourth quarter to $2.3 billion at December 31, 2025. As of December 31, 2025, HTM securities had aggregate unrealized net after-tax losses in AOCI of $133.4 million remaining from the balance established at the time of transfer from AFS.

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Loans and Leases
The following table sets forth the composition, by loan category, of our loan and lease portfolio held for investment as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
	(Dollars in thousands)
Composition of Loans and Leases
Real estate mortgage:
Commercial	$4,314,637	$4,292,625	$4,369,401	$4,489,543	$4,578,772
Multi-family	6,089,417	6,124,673	6,280,791	6,216,084	6,041,713
Other residential	3,346,733	3,162,564	3,157,616	2,787,031	2,807,174
Total real estate mortgage	13,750,787	13,579,862	13,807,808	13,492,658	13,427,659
Real estate construction and land:
Commercial	379,387	395,150	381,449	733,684	799,131
Residential	1,568,240	1,759,676	1,920,642	2,127,354	2,373,162
Total real estate construction and land	1,947,627	2,154,826	2,302,091	2,861,038	3,172,293
Total real estate	15,698,414	15,734,688	16,109,899	16,353,696	16,599,952
Commercial:
Asset-based	2,951,010	2,742,519	2,462,351	2,305,325	2,087,969
Venture capital	2,222,097	1,907,601	2,002,601	1,733,074	1,537,776
Other commercial	3,804,099	3,356,537	3,288,305	3,340,400	3,153,084
Total commercial	8,977,206	8,006,657	7,753,257	7,378,799	6,778,829
Consumer	357,059	369,297	382,737	394,032	402,882
Total loans and leases held for
investment	$25,032,679	$24,110,642	$24,245,893	$24,126,527	$23,781,663

Total unfunded loan commitments	$5,433,357	$4,822,917	$4,673,596	$4,858,960	$4,887,690

Composition as % of Total
Loans and Leases
Real estate mortgage:
Commercial	17%	18%	18%	19%	19%
Multi-family	24%	25%	26%	26%	26%
Other residential	14%	13%	13%	11%	12%
Total real estate mortgage	55%	56%	57%	56%	57%
Real estate construction and land:
Commercial	2%	2%	1%	3%	3%
Residential	6%	7%	8%	9%	10%
Total real estate construction and land	8%	9%	9%	12%	13%
Total real estate	63%	65%	66%	68%	70%
Commercial:
Asset-based	12%	11%	10%	9%	9%
Venture capital	9%	8%	8%	7%	6%
Other commercial	15%	14%	14%	14%	13%
Total commercial	36%	33%	32%	30%	28%
Consumer	1%	2%	2%	2%	2%
Total loans and leases held for
investment	100%	100%	100%	100%	100%

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Total loans and leases held for investment increased by $922.0 million in the fourth quarter and totaled $25.0 billion at December 31, 2025. The increase in loans and leases held for investment was due primarily to increased balances in other commercial loans, venture capital loans, asset-based loans, and other residential real estate mortgage loans, offset partially by a decrease in residential real estate construction and land loans. Loan production and disbursements totaled $2.7 billion in the fourth quarter with a weighted average interest rate on production of 6.83%.
Total loans and leases held for sale decreased by $28.5 million in the fourth quarter and totaled $182.9 million at December 31, 2025. The decrease in loans held for sale was primarily driven by loan payoffs, transfers to foreclosed assets, and the sale of loans that had been transferred to held for sale during the third quarter.
Credit Quality

	December 31,	September 30,	June 30,	March 31,	December 31,
Asset Quality Information and Ratios	2025	2025	2025	2025	2024
	(Dollars in thousands)
Delinquent loans and leases held for
investment:
30 to 89 days delinquent	$108,303	$56,416	$53,900	$100,664	$91,347
90+ days delinquent	92,655	104,952	95,566	99,976	88,846
Total delinquent loans and leases	$200,958	$161,368	$149,466	$200,640	$180,193

Total delinquent loans and leases to
loans and leases held for investment	0.80%	0.67%	0.62%	0.83%	0.76%

Nonperforming assets, excluding loans
held for sale:
Nonaccrual loans and leases	$159,168	$174,541	$167,516	$213,480	$189,605
90+ days delinquent loans and still
accruing	—	—	—	—	—
Total nonperforming loans and
leases ("NPLs")	159,168	174,541	167,516	213,480	189,605
Foreclosed assets, net	17,115	4,790	7,806	5,474	9,734
Total nonperforming assets ("NPAs")	$176,283	$179,331	$175,322	$218,954	$199,339

Classified loans and leases held for
investment	$800,330	$763,582	$656,556	$764,723	$563,502
Special mention loans and leases held for
investment	458,683	505,979	661,568	937,014	1,097,315
Criticized loans and leases held for
investment	$1,259,013	$1,269,561	$1,318,124	$1,701,737	$1,660,817

Allowance for loan and lease losses	$245,612	$240,501	$229,344	$234,986	$239,360
Allowance for loan and lease losses
to NPLs	154.31%	137.79%	136.91%	110.07%	126.24%
NPLs to loans and leases held for
investment	0.64%	0.72%	0.69%	0.88%	0.80%
NPAs to total assets	0.51%	0.53%	0.51%	0.65%	0.59%
Classified loans and leases to loans
and leases held for investment	3.20%	3.17%	2.71%	3.17%	2.37%
Special mention loans and leases to loans
and leases held for investment	1.83%	2.10%	2.73%	3.88%	4.61%

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The overall quality of our loan portfolio remains strong, supported by disciplined underwriting, borrower strength, and robust credit metrics. Credit quality metrics remained stable in the fourth quarter, with reductions in nonperforming, criticized, and special mention loans and leases, as a percentage of total loans and leases held for investment, of 8 basis points, 24 basis points, and 27 basis points, respectively, during the fourth quarter to 0.64%, 5.03%, and 1.83% at December 31, 2025, respectively.
At December 31, 2025, total delinquent loans and leases were $201.0 million, compared to $161.4 million at September 30, 2025. The $39.6 million increase in total delinquent loans was driven by higher balances in the 30 to 89 days delinquent category offset partially by lower balances in the 90 or more days delinquent category. The 30 to 89 days delinquent category increased by $32.9 million in multi-family real estate mortgage loans and $26.5 million in residential real estate construction and land loans, offset partially by a decrease of $11.7 million in other residential real estate mortgage loans. In the 90 or more days delinquent category, there were decreases of $9.9 million in other residential real estate mortgage loans and $4.7 million in commercial real estate mortgage loans. Total delinquent loans and leases as a percentage of loans and leases held for investment increased to 0.80% at December 31, 2025 from 0.67% at September 30, 2025.
At December 31, 2025, nonperforming loans and leases were $159.2 million, compared to $174.5 million at September 30, 2025. During the fourth quarter, nonperforming loans and leases decreased by $15.4 million due to payoffs and paydowns of $21.3 million, transfers to accrual status of $4.5 million, and charge-offs of $3.5 million, offset partially by additions of $13.9 million.
Nonperforming loans and leases as a percentage of loans and leases held for investment decreased to 0.64% at December 31, 2025 from 0.72% at September 30, 2025.
At December 31, 2025, nonperforming assets were $176.3 million, or 0.51% of total assets, compared to $179.3 million, or 0.53% of total assets, as of September 30, 2025. At December 31, 2025, nonperforming assets included $17.1 million of foreclosed assets, consisting primarily of single-family residences.

                                            11

Allowance for Credit Losses – Loans

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Allowance for Credit Losses - Loans	2025	2025	2024	2025	2024
	(Dollars in thousands)
Allowance for loan and lease losses
("ALLL"):
Balance at beginning of period	$240,501	$229,344	$254,345	$239,360	$281,687
Charge-offs	(5,541)	(6,465)	(27,696)	(75,505)	(94,943)
Recoveries	2,852	8,922	1,211	16,977	9,116
Net (charge-offs) recoveries	(2,689)	2,457	(26,485)	(58,528)	(85,827)
Provision for loan losses	7,800	8,700	11,500	64,780	43,500
Balance at end of period	$245,612	$240,501	$239,360	$245,612	$239,360

Reserve for unfunded loan
commitments ("RUC"):
Balance at beginning of period	$30,221	$29,221	$27,571	$29,071	$29,571
Provision for credit losses	4,700	1,000	1,500	5,850	(500)
Balance at end of period	$34,921	$30,221	$29,071	$34,921	$29,071

Allowance for credit losses ("ACL") -
Loans:
Balance at beginning of period	$270,722	$258,565	$281,916	$268,431	$311,258
Charge-offs	(5,541)	(6,465)	(27,696)	(75,505)	(94,943)
Recoveries	2,852	8,922	1,211	16,977	9,116
Net (charge-offs) recoveries	(2,689)	2,457	(26,485)	(58,528)	(85,827)
Provision for credit losses	12,500	9,700	13,000	70,630	43,000
Balance at end of period	$280,533	$270,722	$268,431	$280,533	$268,431

ALLL to loans and leases held for
investment	0.98%	1.00%	1.01%	0.98%	1.01%
ACL to loans and leases held for
investment	1.12%	1.12%	1.13%	1.12%	1.13%
ACL to NPLs	176.25%	155.11%	141.57%	176.25%	141.57%
ACL to NPAs	159.14%	150.96%	134.66%	159.14%	134.66%
Annualized net charge-offs (recoveries)
to average loans and leases	0.04%	(0.04)%	0.45%	0.24%	0.35%
The allowance for credit losses - loans, which includes the reserve for unfunded loan commitments, totaled $280.5 million, or 1.12% of total loans and leases, at December 31, 2025, compared to $270.7 million, or 1.12% of total loans and leases, at September 30, 2025. The $9.8 million increase in the allowance was driven by a $12.5 million provision, offset partially by net charge-offs of $2.7 million.

                                            12

Our ability to absorb credit losses is also bolstered by (i) $108.4 million of loss coverage from the credit-linked notes, pursuant to which the bank sold the first 5% of any losses on $2.2 billion of single-family residential mortgage loans in our portfolio; and (ii) unearned credit marks of $15.9 million on approximately $1.3 billion of purchased loans without credit deterioration. When the loss coverage from the credit-linked notes and unearned credit marks is added to our allowance for credit losses, this provides additional economic coverage on top of our ACL ratio. We refer to this adjusted ACL ratio as our economic coverage ratio(1), which equaled 1.62% of total loans and leases at December 31, 2025 compared to 1.65% at September 30, 2025.
The ACL coverage of nonperforming loans and leases was 176% at December 31, 2025 compared to 155% at September 30, 2025.
Net charge-offs were 0.04% of average loans and leases (annualized) for the fourth quarter, compared to net recoveries of 0.04% for the third quarter.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
Deposits and Client Investment Funds
The following table sets forth the composition of our deposits at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
	(Dollars in thousands)
Composition of Deposits
Noninterest-bearing checking	$7,822,787	$7,603,748	$7,441,116	$7,593,950	$7,719,913
Interest-bearing:
Checking	8,509,587	7,930,951	7,974,452	7,747,051	7,610,705
Money market	4,917,857	4,974,177	5,375,080	5,367,788	5,361,635
Savings	1,905,863	1,949,369	1,932,906	1,999,062	1,933,232
Time deposits:
Non-brokered	2,254,293	2,468,017	2,492,890	2,490,639	2,488,217
Brokered	2,432,970	2,258,503	2,311,989	1,994,701	2,078,207
Total time deposits	4,687,263	4,726,520	4,804,879	4,485,340	4,566,424
Total interest-bearing	20,020,570	19,581,017	20,087,317	19,599,241	19,471,996
Total deposits	$27,843,357	$27,184,765	$27,528,433	$27,193,191	$27,191,909

Composition as % of
Total Deposits
Noninterest-bearing checking	28%	28%	27%	28%	28%
Interest-bearing:
Checking	30%	29%	29%	29%	28%
Money market	18%	19%	20%	20%	20%
Savings	7%	7%	7%	7%	7%
Time deposits:
Non-brokered	8%	9%	9%	9%	9%
Brokered	9%	8%	8%	7%	8%
Total time deposits	17%	17%	17%	16%	17%
Total interest-bearing	72%	72%	73%	72%	72%
Total deposits	100%	100%	100%	100%	100%

                                            13

Total deposits increased by $658.6 million to $27.8 billion at December 31, 2025 from $27.2 billion at September 30, 2025, driven by an increase in interest-bearing deposits of $439.6 million and an increase in noninterest-bearing deposits of $219.0 million. Interest-bearing deposits increased due mainly to higher balances in checking accounts of $578.6 million, offset partially by lower money market accounts of $56.3 million, lower savings accounts of $43.5 million, and lower brokered and non-brokered time deposits of $39.3 million.
At December 31, 2025, noninterest-bearing checking deposits totaled $7.8 billion, or 28% of total deposits, compared to $7.6 billion, or 28% of total deposits, at September 30, 2025.
At December 31, 2025, uninsured and uncollateralized deposits totaled $7.7 billion, or 28% of total deposits, compared to $7.6 billion, or 28% of total deposits, at September 30, 2025.
In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These off-balance sheet client funds totaled $1.2 billion as of December 31, 2025, compared to $1.1 billion as of September 30, 2025.
Borrowings
Borrowings increased by $58.8 million to $2.1 billion at December 31, 2025 from $2.0 billion at September 30, 2025, mainly due to higher overnight and short-term borrowings.
Equity
During the fourth quarter, total stockholders’ equity increased by $74.5 million to $3.5 billion and tangible common equity(1) increased by $81.2 million to $2.7 billion at December 31, 2025. The increase in total stockholders’ equity for the fourth quarter resulted primarily from net earnings of $77.4 million.
At December 31, 2025, book value per common share increased to $19.56 compared to $19.09 at September 30, 2025, and tangible book value per common share(1) increased to $17.51 compared to $16.99 at September 30, 2025.
For the year ended December 31, 2025, repurchases of Company common and common equivalent stock under the Company's stock repurchase program totaled 13,648,429 shares at a weighted average price per share of $13.59, or $185.5 million in the aggregate. As of December 31, 2025, the Company had $114.5 million remaining under the current stock repurchase authorization.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
•

                                            14

CAPITAL AND LIQUIDITY
The following table sets forth our regulatory capital ratios as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	16.31%	16.69%	16.37%	16.93%	17.05%
Tier 1 risk-based capital ratio	12.34%	12.56%	12.34%	12.86%	12.97%
Common equity tier 1 capital ratio	10.01%	10.14%	9.95%	10.45%	10.55%
Tier 1 leverage ratio	9.99%	9.77%	9.74%	10.19%	10.15%

Banc of California
Total risk-based capital ratio	15.61%	15.94%	15.65%	16.22%	16.65%
Tier 1 risk-based capital ratio	13.15%	13.42%	13.21%	13.74%	14.17%
Common equity tier 1 capital ratio	13.15%	13.42%	13.21%	13.74%	14.17%
Tier 1 leverage ratio	10.65%	10.44%	10.42%	10.88%	11.08%
______________
(1) December 31, 2025 capital ratios are preliminary.

At December 31, 2025, cash and cash equivalents totaled $2.3 billion, down $90.3 million from September 30, 2025.
Our immediately available cash and cash equivalents (excluding restricted cash) were $2.1 billion. Combined with total available borrowing capacity of $9.8 billion and unpledged AFS securities of $2.3 billion, total available liquidity was $14.2 billion at the end of the fourth quarter.

                                            15

Conference Call
The Company will host a conference call to discuss its fourth quarter and full year 2025 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, January 22, 2026. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code 0299940. A live audio webcast will also be available, and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (855) 669-9658 and referencing event code 3936449.
About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $34 billion in assets and the parent company of Banc of California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small-, middle-market, and venture-backed businesses. Banc of California is the largest independent bank headquartered in Los Angeles and the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through 79 full-service branches located throughout California and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. The bank also provides full-service payment processing solutions to its clients and serves the Community Association Management industry nationwide with its technology-forward platform, SmartStreet™. The bank is committed to its local communities through the Banc of California Charitable Foundation, and by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. Member FDIC. For more information, please visit us at www.bancofcal.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, liquidity and capital ratios and other non-historical statements. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

                                            16

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of tariffs, supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future changes in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the realization of deferred tax assets, the availability and cost of capital and liquidity, and the impacts of continuing or renewed inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, as well as the value of collateral supporting our loans, which may result in significant changes in valuation or recoveries; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters such as earthquakes and wildfires, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general depositor and investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xix) our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xx) the risk that we may incur significant losses on future asset sales or may not be able to execute anticipated asset sales; and (xxi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and from time to time in other documents that we file with or furnish to the SEC.
Non-GAAP Financial Measures
Included in this press release are certain non-GAAP financial measures, such as tangible common equity, tangible book value per common share, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net earnings, adjusted return on average assets, pre-tax pre-provision income, efficiency ratio, and economic coverage ratio, designed to complement the financial information presented in accordance with U.S. GAAP because management believes such measures are useful to investors. These non-GAAP financial measures should be considered only as supplemental to, and not superior to, financial measures provided in accordance with GAAP. Please refer to the “Non-GAAP Measures” section of this release for additional detail including reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

                                            17

Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
Ann DeVries, (646) 376-7011

Media Contact:
Debora Vrana, Banc of California
(213) 533-3122
Deb.Vrana@bancofcal.com
Source: Banc of California, Inc.

                                            18

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
ASSETS:	(Dollars in thousands)
Cash and due from banks	$181,103	$205,364	$222,210	$215,591	$192,006
Interest-earning deposits in financial
institutions	2,126,862	2,192,901	2,131,342	2,128,298	2,310,206
Total cash and cash equivalents	2,307,965	2,398,265	2,353,552	2,343,889	2,502,212

Securities available-for-sale	2,454,058	2,426,734	2,246,174	2,334,058	2,246,839
Securities held-to-maturity	2,308,636	2,303,657	2,316,725	2,311,912	2,306,149
FRB and FHLB stock	160,442	159,337	162,243	155,330	147,773
Total investment securities	4,923,136	4,889,728	4,725,142	4,801,300	4,700,761

Loans held for sale	182,936	211,454	465,571	25,797	26,331

Loans and leases held for investment	25,032,679	24,110,642	24,245,893	24,126,527	23,781,663
Allowance for loan and lease losses	(245,612)	(240,501)	(229,344)	(234,986)	(239,360)
Total loans and leases held for
investment, net	24,787,067	23,870,141	24,016,549	23,891,541	23,542,303

Equipment leased to others under
operating leases	238,232	280,872	288,692	295,032	307,188
Premises and equipment, net	146,698	132,766	138,032	140,347	142,546
Bank owned life insurance	350,083	348,051	346,142	342,810	339,517
Goodwill	214,521	214,521	214,521	214,521	214,521
Intangible assets, net	105,287	111,923	118,930	125,937	132,944
Deferred tax asset, net	656,755	672,159	691,535	702,323	720,587
Other assets	884,762	883,085	891,787	896,421	913,954
Total assets	$34,797,442	$34,012,965	$34,250,453	$33,779,918	$33,542,864

LIABILITIES:
Noninterest-bearing deposits	$7,822,787	$7,603,748	$7,441,116	$7,593,950	$7,719,913
Interest-bearing deposits	20,020,570	19,581,017	20,087,317	19,599,241	19,471,996
Total deposits	27,843,357	27,184,765	27,528,433	27,193,191	27,191,909
Borrowings	2,063,819	2,005,022	1,917,180	1,670,782	1,391,814
Subordinated debt	952,740	950,888	949,213	944,908	941,923
Accrued interest payable and other
liabilities	396,249	405,551	428,784	449,381	517,269
Total liabilities	31,256,165	30,546,226	30,823,610	30,258,262	30,042,915

STOCKHOLDERS' EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Common stock	1,500	1,509	1,474	1,561	1,586
Class B non-voting common stock	5	5	5	5	5
Non-voting common stock equivalents	50	41	98	98	98
Additional paid-in-capital	3,552,483	3,563,145	3,609,109	3,732,376	3,785,725
Retained deficit	(242,016)	(309,460)	(369,142)	(387,580)	(431,201)
Accumulated other comprehensive
loss, net	(269,261)	(287,017)	(313,217)	(323,320)	(354,780)
Total stockholders’ equity	3,541,277	3,466,739	3,426,843	3,521,656	3,499,949
Total liabilities and stockholders’
equity	$34,797,442	$34,012,965	$34,250,453	$33,779,918	$33,542,864

Common shares outstanding (1)	155,533,403	155,522,693	157,647,137	166,403,086	168,825,656
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities.

                                            19

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$359,268	$372,723	$357,303	$1,440,397	$1,501,534
Investment securities	39,557	38,291	37,743	153,326	140,794
Deposits in financial institutions	18,123	21,527	29,473	82,930	170,377
Total interest income	416,948	432,541	424,519	1,676,653	1,812,705
Interest expense:
Deposits	129,896	143,074	154,085	558,440	715,984
Borrowings	19,858	20,461	18,993	78,761	104,398
Subordinated debt	15,832	15,562	16,156	62,066	66,273
Total interest expense	165,586	179,097	189,234	699,267	886,655
Net interest income	251,362	253,444	235,285	977,386	926,050
Provision for credit losses	12,500	9,700	12,801	70,600	42,801
Net interest income after provision
for credit losses	238,862	243,744	222,484	906,786	883,249
Noninterest income:
Service charges on deposit accounts	5,038	5,109	4,770	19,146	18,583
Commissions and fees	9,524	9,514	8,231	38,637	33,258
Leased equipment income	16,381	10,321	10,730	47,717	51,109
Gain (loss) on sale of loans and leases	18	(374)	20	(115)	645
Loss on sale of securities	—	—	(454)	—	(60,400)
Dividends and gains on equity investments	3,492	2,291	18	7,992	7,982
Warrant income	361	433	343	1,726	408
LOCOM HFS adjustment	—	—	(3)	(9)	215
Other income	6,757	6,991	5,334	27,045	25,345
Total noninterest income	41,571	34,285	28,989	142,139	77,145
Noninterest expense:
Compensation	85,862	88,865	77,661	349,506	341,396
Occupancy	14,726	15,415	15,678	60,624	67,993
Information technology and data processing	13,751	13,535	14,546	55,458	60,418
Other professional services	6,774	5,394	5,498	23,087	20,857
Insurance and assessments	7,070	8,994	11,179	32,750	70,779
Intangible asset amortization	6,788	7,160	7,770	28,267	33,143
Leased equipment depreciation	6,202	6,750	7,096	26,393	29,271
Acquisition, integration and reorganization costs	—	—	(1,023)	—	(14,183)
Customer related expense	24,870	26,227	31,672	105,425	129,471
Loan expense	4,445	4,947	4,489	16,372	17,306
Other expense	10,156	8,397	6,804	37,968	35,289
Total noninterest expense	180,644	185,684	181,370	735,850	791,740
Earnings before income taxes	99,789	92,345	70,103	313,075	168,654
Income tax expense	22,398	22,716	13,184	84,102	41,766
Net earnings	77,391	69,629	56,919	228,973	126,888
Preferred stock dividends	9,947	9,947	9,947	39,788	39,788
Net earnings available to common
and equivalent stockholders	$67,444	$59,682	$46,972	$189,185	$87,100
Earnings per common share:
Basic	$0.43	$0.38	$0.28	$1.18	$0.52
Diluted	$0.42	$0.38	$0.28	$1.17	$0.52
Weighted average number of common shares
outstanding: (1)
Basic	155,449	157,103	168,604	159,807	168,441
Diluted	160,094	159,051	169,732	161,724	168,684
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities.

                                            20

BANC OF CALIFORNIA, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Profitability and Other Ratios	2025	2025	2024	2025	2024
Return on average assets (1)	0.91%	0.82%	0.67%	0.68%	0.36%
Adjusted ROAA (1)(2)	0.91%	0.82%	0.67%	0.77%	0.50%
Return on average equity (1)	8.79%	8.04%	6.50%	6.60%	3.70%
Return on average tangible common
equity (1)(2)	10.75%	9.87%	7.35%	7.95%	4.35%
Adjusted return on average tangible
common equity (1)(2)	10.75%	9.87%	7.35%	9.05%	6.23%
Dividend payout ratio (3)	23.26%	26.32%	35.71%	33.90%	76.92%
Average yield on loans and leases (1)	5.83%	6.05%	6.01%	5.93%	6.11%
Average yield on interest-earning assets (1)	5.31%	5.50%	5.48%	5.40%	5.58%
Average cost of interest-bearing deposits (1)	2.66%	2.89%	3.18%	2.87%	3.48%
Average total cost of deposits (1)	1.89%	2.08%	2.26%	2.05%	2.52%
Average cost of interest-bearing liabilities (1)	2.98%	3.19%	3.48%	3.17%	3.79%
Average total cost of funds (1)	2.20%	2.37%	2.55%	2.35%	2.84%
Net interest spread	2.33%	2.31%	2.00%	2.23%	1.79%
Net interest margin (1)	3.20%	3.22%	3.04%	3.15%	2.85%
Noninterest income to total revenue (4)	14.19%	11.92%	10.97%	12.70%	7.69%
Noninterest expense to average total
assets (1)	2.12%	2.18%	2.15%	2.19%	2.24%
Noninterest expense to total revenue (4)	61.67%	64.53%	68.63%	65.73%	78.92%
Efficiency ratio (2)(5)	59.35%	62.05%	65.96%	63.20%	72.66%
Loans to deposits ratio	90.56%	89.47%	87.56%	90.56%	87.56%
Average loans and leases to average deposits	89.81%	89.62%	87.05%	89.39%	86.42%
Average investment securities to average
total assets	14.49%	14.14%	14.01%	14.21%	13.26%
Average stockholders' equity to average
total assets	10.35%	10.16%	10.39%	10.31%	9.71%

______________
(1) Annualized.
(2) Non-GAAP measure.
(3) Ratio calculated by dividing dividends declared per common and equivalent share by basic earnings per common and equivalent share.
(4) Total revenue equals the sum of net interest income and noninterest income.
(5) Ratio calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue.

                                            21

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$24,443,089	$359,268	5.83%	$24,458,255	$372,723	6.05%	$23,649,271	$357,303	6.01%
Investment securities	4,891,281	39,557	3.21%	4,782,070	38,291	3.18%	4,700,742	37,743	3.19%
Deposits in financial
institutions	1,834,773	18,123	3.92%	1,958,011	21,527	4.36%	2,474,732	29,473	4.74%
Total interest-earning
assets	31,169,143	416,948	5.31%	31,198,336	432,541	5.50%	30,824,745	424,519	5.48%
Other assets	2,583,357			2,632,881			2,737,283
Total assets	$33,752,500			$33,831,217			$33,562,028

Liabilities and
Stockholders' Equity:
Interest checking	$7,944,858	49,319	2.46%	$7,855,639	53,995	2.73%	$7,659,320	56,408	2.93%
Money market	4,948,960	25,810	2.07%	5,154,138	30,461	2.34%	5,003,118	31,688	2.52%
Savings	1,942,678	10,863	2.22%	1,966,040	12,689	2.56%	1,954,625	14,255	2.90%
Time	4,570,369	43,904	3.81%	4,633,089	45,929	3.93%	4,645,115	51,734	4.43%
Total interest-bearing
deposits	19,406,865	129,896	2.66%	19,608,906	143,074	2.89%	19,262,178	154,085	3.18%
Borrowings	1,661,808	19,858	4.74%	1,705,697	20,461	4.76%	1,399,080	18,993	5.40%
Subordinated debt	951,471	15,832	6.60%	949,690	15,562	6.50%	942,221	16,156	6.82%
Total interest-bearing
liabilities	22,020,144	165,586	2.98%	22,264,293	179,097	3.19%	21,603,479	189,234	3.48%
Noninterest-bearing
demand deposits	7,809,326			7,683,136			7,905,750
Other liabilities	428,873			446,453			566,635
Total liabilities	30,258,343			30,393,882			30,075,864
Stockholders' equity	3,494,157			3,437,335			3,486,164
Total liabilities and
stockholders' equity	$33,752,500			$33,831,217			$33,562,028
Net interest income (1)		$251,362			$253,444			$235,285
Net interest spread			2.33%			2.31%			2.00%
Net interest margin			3.20%			3.22%			3.04%

Total deposits (2)	$27,216,191	$129,896	1.89%	$27,292,042	$143,074	2.08%	$27,167,928	$154,085	2.26%
Total funds (3)	$29,829,470	$165,586	2.20%	$29,947,429	$179,097	2.37%	$29,509,229	$189,234	2.55%
______________
(1) Includes net loan discount accretion of $12.7 million, $19.3 million, and $20.7 million for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

                                            22

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)

	Year Ended
	December 31, 2025			December 31, 2024
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$24,300,808	$1,440,397	5.93%	$24,569,650	$1,501,534	6.11%
Investment securities	4,782,267	153,326	3.21%	4,686,615	140,794	3.00%
Deposits in financial
institutions	1,937,775	82,930	4.28%	3,226,658	170,377	5.28%
Total interest-earning
assets	31,020,850	1,676,653	5.40%	32,482,923	1,812,705	5.58%
Other assets	2,644,888			2,850,565
Total assets	$33,665,738			$35,333,488

Liabilities and
Stockholders' Equity:
Interest checking	$7,732,697	204,070	2.64%	$7,714,920	240,913	3.12%
Money market	5,231,379	122,889	2.35%	5,164,566	138,176	2.68%
Savings	1,954,354	49,186	2.52%	2,005,513	66,421	3.31%
Time	4,568,180	182,295	3.99%	5,714,821	270,474	4.73%
Total interest-bearing
deposits	19,486,610	558,440	2.87%	20,599,820	715,984	3.48%
Borrowings	1,599,469	78,761	4.92%	1,838,819	104,398	5.68%
Subordinated debt	947,709	62,066	6.55%	939,528	66,273	7.05%
Total interest-bearing
liabilities	22,033,788	699,267	3.17%	23,378,167	886,655	3.79%
Noninterest-bearing
demand deposits	7,698,015			7,829,976
Other liabilities	462,657			693,981
Total liabilities	30,194,460			31,902,124
Stockholders' equity	3,471,278			3,431,364
Total liabilities and
stockholders' equity	$33,665,738			$35,333,488
Net interest income (1)		$977,386			$926,050
Net interest spread			2.23%			1.79%
Net interest margin			3.15%			2.85%

Total deposits (2)	$27,184,625	$558,440	2.05%	$28,429,796	$715,984	2.52%
Total funds (3)	$29,731,803	$699,267	2.35%	$31,208,143	$886,655	2.84%
______________
(1) Includes net loan discount accretion of $64.2 million and $88.0 million for the year ended December 31, 2025 and 2024.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

                                            23

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: tangible common equity, tangible book value per common share, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net earnings, adjusted return on average assets ("Adjusted ROAA"), pre-tax pre-provision income, efficiency ratio, and economic coverage ratio. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, as applicable, from total common equity. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and any goodwill impairment, by average tangible common equity. Adjusted return on average tangible common equity is calculated by dividing adjusted net earnings available to common stockholders, after adjustment for amortization of intangible assets, any goodwill impairment, and any unusual items, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Adjusted net earnings is calculated by adjusting net earnings by unusual, one-time items.
Adjusted ROAA is calculated by dividing annualized adjusted net earnings, after adjustment for any unusual items, by average assets.
Pre-tax pre-provision income is calculated by subtracting noninterest expense from total revenue, which is the sum of net interest income and noninterest income.
Efficiency ratio is calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue (the sum of net interest income and noninterest income).
Economic coverage ratio is calculated by dividing the allowance for credit losses adjusted for the impact of the credit-linked notes and unearned credit mark from purchase accounting by loans and leases held for investment.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures to financial measures defined by GAAP.

                                            24

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Tangible Common Equity	December 31,	September 30,	June 30,	March 31,	December 31,
and Tangible Book Value Per Share	2025	2025	2025	2025	2024
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$3,541,277	$3,466,739	$3,426,843	$3,521,656	$3,499,949
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	3,042,761	2,968,223	2,928,327	3,023,140	3,001,433
Less: Goodwill and intangible assets	319,808	326,444	333,451	340,458	347,465
Tangible common equity	$2,722,953	$2,641,779	$2,594,876	$2,682,682	$2,653,968

Book value per common share (1)	$19.56	$19.09	$18.58	$18.17	$17.78
Tangible book value per common share (2)	$17.51	$16.99	$16.46	$16.12	$15.72
Common shares outstanding (3)	155,533,403	155,522,693	157,647,137	166,403,086	168,825,656
______________
(1) Total common equity divided by common shares outstanding.
(2) Tangible common equity divided by common shares outstanding.
(3) Common shares outstanding include non-voting common stock equivalents that are participating securities.

                                            25

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended			Year Ended
Return on Average Tangible	December 31,	September 30,	December 31,	December 31,
Common Equity ("ROATCE")	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net earnings	$77,391	$69,629	$56,919	$228,973	$126,888

Earnings before income taxes			$70,103		$168,654
Add: Intangible asset amortization			7,770		33,143
Adjusted earnings before
income taxes for ROATCE			77,873		201,797
Adjusted income tax expense (1)			(19,281)		(49,965)

Adjustments:
Intangible asset amortization	6,788	7,160		28,267
Tax impact of adjustment above (1)	(1,823)	(1,958)		(7,593)
Adjustment to net earnings	4,965	5,202		20,674

Adjusted net earnings for ROATCE	82,356	74,831	58,592	249,647	151,832
Less: Preferred stock dividends	9,947	9,947	9,947	39,788	39,788
Adjusted net earnings available
to common and equivalent
stockholders for ROATCE	$72,409	$64,884	$48,645	$209,859	$112,044

Average stockholders' equity	$3,494,157	$3,437,335	$3,486,164	$3,471,278	$3,431,364
Less: Average goodwill and intangible
assets	323,295	330,277	352,907	333,815	356,960
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,672,346	$2,608,542	$2,634,741	$2,638,947	$2,575,888

Return on average equity (2)	8.79%	8.04%	6.50%	6.60%	3.70%
ROATCE (3)	10.75%	9.87%	7.35%	7.95%	4.35%
______________
(1) Effective tax rates of 26.86%, 27.34%, and 24.76% used for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, respectively. Effective tax rates of 26.86% and 24.76% used for the year ended December 31, 2025 and 2024.
(2) Annualized net earnings divided by average stockholders' equity.
(3) Annualized adjusted net earnings available to common and equivalent stockholders for ROATCE divided by average tangible common equity.

                                            26

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended			Year Ended
Adjusted Return on Average	December 31,	September 30,	December 31,	December 31,
Tangible Common Equity ("ROATCE")	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net earnings	$77,391	$69,629	$56,919	$228,973	$126,888

Earnings before income taxes			$70,103		$168,654
Add: Intangible asset amortization			7,770		33,143
Add: FDIC special assessment			—		4,814
Add: Loss on sale of securities			NA		59,946
Less: Acquisition, integration, and
reorganization costs			NA		(510)
Adjusted earnings before income
taxes for adjusted ROATCE			77,873		266,047
Adjusted income tax expense (1)			(19,281)		(65,873)

Adjustments:
Intangible asset amortization	6,788	7,160		28,267
Provision for credit losses related to
transfer of loans to held for sale	—	—		26,289
Total adjustments	6,788	7,160		54,556
Tax impact of adjustments above (1)	(1,823)	(1,958)		(14,654)
Income tax related adjustments	—	—		9,792
Adjustment to net earnings	4,965	5,202		49,694

Adjusted net earnings for adjusted
ROATCE	82,356	74,831	58,592	278,667	200,174
Less: Preferred stock dividends	9,947	9,947	9,947	39,788	39,788
Adjusted net earnings available to
common and equivalent stockholders
for adjusted ROATCE	$72,409	$64,884	$48,645	$238,879	$160,386

Average stockholders' equity	$3,494,157	$3,437,335	$3,486,164	$3,471,278	$3,431,364
Less: Average goodwill and intangible
assets	323,295	330,277	352,907	333,815	356,960
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,672,346	$2,608,542	$2,634,741	$2,638,947	$2,575,888

Adjusted ROATCE (2)	10.75%	9.87%	7.35%	9.05%	6.23%
______________
(1) Effective tax rates of 26.86%, 27.34%, and 24.76% used for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, respectively. Effective tax rates of 26.86% and 24.76% used for the year ended December 31, 2025 and 2024.
(2) Annualized adjusted net earnings available to common and equivalent stockholders for adjusted ROATCE divided by average tangible common equity.

                                            27

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Adjusted Net Earnings, Net Earnings	Three Months Ended			Year Ended
Available to Common and Equivalent	December 31,	September 30,	December 31,	December 31,
Stockholders, Diluted EPS, and ROAA	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net earnings	$77,391	$69,629	$56,919	$228,973	$126,888

Earnings before income taxes			$70,103		$168,654
Add: FDIC special assessment			—		4,814
Add: Loss on sale of securities			NA		59,946
Less: Acquisition, integration, and
reorganization costs			NA		(510)
Adjusted earnings before income taxes			70,103		232,904
Adjusted income tax expense (1)			(13,184)		(57,667)

Adjustments:
Provision for credit losses related to
transfer of loans to held for sale				26,289
Tax impact of adjustments above (1)				(7,061)
Income tax related adjustments				9,792
Adjustments to net earnings				29,020

Adjusted net earnings	77,391	69,629	56,919	257,993	175,237
Less: Preferred stock dividends	9,947	9,947	9,947	39,788	39,788
Adjusted net earnings available to
common and equivalent stockholders	$67,444	$59,682	$46,972	$218,205	$135,449

Weighted average diluted common shares
outstanding	160,094	159,051	169,732	$161,724	$168,684
Diluted earnings per common share	$0.42	$0.38	$0.28	$1.17	$0.52
Adjusted diluted earnings per common
share (2)	$0.42	$0.38	$0.28	$1.35	$0.80

Average total assets	$33,752,500	$33,831,217	$33,562,028	$33,665,738	$35,333,488
Return on average assets ("ROAA") (3)	0.91%	0.82%	0.67%	0.68%	0.36%
Adjusted ROAA (4)	0.91%	0.82%	0.67%	0.77%	0.50%
______________
(1) Effective tax rates of 26.86%, 27.34%, and 24.76% used for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, respectively. Effective tax rates of 26.86% and 24.76% used for the year ended December 31, 2025 and 2024.
(2) Adjusted net earnings available to common and equivalent stockholders divided by weighted average diluted common shares outstanding.
(3) Annualized net earnings divided by average assets.
(4) Annualized adjusted net earnings divided by average assets.

                                            28

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Pre-Tax Pre-Provision Income	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net interest income (GAAP)	$251,362	$253,444	$235,285	$977,386	$926,050
Add: Noninterest income (GAAP)	41,571	34,285	28,989	142,139	77,145
Total revenues (GAAP)	292,933	287,729	264,274	1,119,525	1,003,195
Less: Noninterest expense (GAAP)	180,644	185,684	181,370	735,850	791,740
Pre-tax pre-provision income (Non-GAAP)	$112,289	$102,045	$82,904	$383,675	$211,455

                                            29

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Efficiency Ratio	2025	2025	2024	2025	2024
	(Dollars in thousands)
Noninterest expense	$180,644	$185,684	$181,370	$735,850	$791,740
Less: Intangible asset amortization	(6,788)	(7,160)	(7,770)	(28,267)	(33,143)
Less: Acquisition, integration, and
reorganization costs	—	—	1,023	—	14,183
Noninterest expense used for
efficiency ratio	$173,856	$178,524	$174,623	$707,583	$772,780

Net interest income	$251,362	$253,444	$235,285	$977,386	$926,050
Noninterest income	41,571	34,285	28,989	142,139	77,145
Total revenue	292,933	287,729	264,274	1,119,525	1,003,195
Add: Loss on sale of securities	—	—	454	—	60,400
Total revenue used for efficiency ratio	$292,933	$287,729	$264,728	$1,119,525	$1,063,595

Noninterest expense to total revenue	61.67%	64.53%	68.63%	65.73%	78.92%
Efficiency ratio (1)	59.35%	62.05%	65.96%	63.20%	72.66%
______________
(1) Noninterest expense used for efficiency ratio divided by total revenue used for efficiency ratio.

                                            30

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	December 31,	September 30,
Economic Coverage Ratio	2025	2025
	(Dollars in thousands)
Allowance for credit losses ("ACL")	$280,533	$270,722
Add: Unearned credit mark from purchase accounting (1)	15,865	17,496
Add: Credit-linked notes (2)	108,413	110,539
Adjusted allowance for credit losses	$404,811	$398,757

Loans and leases held for investment	$25,032,679	$24,110,642

ACL to loans and leases held for investment (3)	1.12%	1.12%
Economic coverage ratio (4)	1.62%	1.65%
______________
(1) Unearned credit mark from purchase accounting estimated by using the same pro rata split between the credit and yield marks associated with non-PCD loans (purchased loans without credit deterioration at the time of purchase).
(2) Credit-linked notes loss coverage equal to 5% of the unpaid principal balance of the pledged loans.
(3) Allowance for credit losses divided by loans and leases held for investment.
(4) Adjusted allowance for credit losses divided by loans and leases held for investment.

                                            31